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Exhibit 99.(a)(1)(A)

BOGEN COMMUNICATIONS INTERNATIONAL, INC.

Offer to Purchase for Cash
2,000,000 Shares of its Common Stock

Our Offer and Your Right to Withdraw Your Shares Will Expire at 5:00 P.M.,
New York City Time, on Wednesday, December 10, 2003, Unless Our Offer is Extended.
We May Extend Our Offer Period at Any Time.

Bogen Communications International, Inc. is:

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  offering to purchase up to 2,000,000 shares of its common stock in a tender offer, and

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  offering to purchase these shares at a price of $5.00 per share in cash, without interest.

If You Want to Tender Your Shares Into Our Offer, You Should:

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  specify the number of shares you want to tender, and

  •
  follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

When Our Offer Expires:

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  if the number of shares tendered is not more than 2,000,000, we will purchase all these shares tendered, and

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  if the number of shares tendered is more than 2,000,000, we have the right to first purchase shares held by persons who own less than 100 shares and then will purchase shares on a pro rata basis from all other stockholders who tendered shares.

Our Common Stock:

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  is quoted on the Nasdaq National Market System under the symbol "BOGN," and

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  had a closing price of $4.15 per share on October 31, 2003, the last full trading day before we announced our offer and had a closing price of $4.90 on November 6, 2003. You are urged to obtain current market quotations for the shares.

Our Offer is Not Conditioned on Any Minimum Number of Shares Being Tendered. Our Offer Is, However, Subject to Other Conditions Discussed in Section 6 of "Bogen's Tender Offer."

        Our board of directors has approved this offer. However, none of Bogen, our board of directors and the information agent is making any recommendation to you as to whether you should tender or not tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender.

        This document contains important information about our offer. We urge you to read it in its entirety.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the tender offer, passed upon the merits or fairness of the tender offer or passed upon the adequacy or accuracy of the disclosure in this offer to purchase. Any representation to the contrary is a criminal offense.

The information agent for our offer is:

MacKenzie Partners, Inc.

The date of this offer to purchase is November 10, 2003

SUMMARY

        We are providing this summary for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

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  Bogen Communications International, Inc., a Delaware corporation. We are offering to purchase up to 2,000,000 shares of our outstanding common stock. See Section 1 of "Bogen's Tender Offer."

What is the purchase price?

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  The purchase price for our offer is $5.00 per share. See Section 1 of "Bogen's Tender Offer."

How many shares will Bogen purchase in all?

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  We will purchase up to 2,000,000 shares in our offer, or approximately 38% of our outstanding common stock. We also reserve the right to purchase additional shares up to 2% of our outstanding shares, subject to applicable legal requirements. See Section 1 of "Bogen's Tender Offer." Our offer is not conditioned on any minimum number of shares being tendered.

If I tender my shares, how many of my shares will Bogen purchase?

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  All of the shares that you tender in our offer may not be purchased. If more than 2,000,000 shares are tendered, we will purchase shares from all stockholders who properly tender shares on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 shares), which may be purchased on a priority basis. This preference, if used by us, is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares. As a result, we will purchase the same percentage of shares from each tendering stockholder, except for "odd lot" holders (if an "odd lot" preference is utilized), who properly tenders shares, subject to the conditional tender provisions contained in Section 5 of "Bogen's Tender Offer." We will announce this proration percentage, if proration is necessary, after our offer expires.

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  As we noted above, we may also choose to purchase an additional 2% of our outstanding shares, subject to applicable legal requirements. See Section 1 of "Bogen's Tender Offer."

What is the purpose of the offer?

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  We are making our offer because:

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  we believe our offer provides stockholders who are considering a sale of their shares with the opportunity to sell those shares for cash without the usual transaction costs associated with open market sales,

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  we believe our offer provides participating stockholders, particularly those who, because of the size of their holdings, might not be able to sell their shares without potential disruption to the share price, with an opportunity to obtain liquidity with respect to their shares,

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  we intend to deregister our common stock under the Securities Exchange Act of 1934, and we believe our stockholders should have an opportunity to realize a fair cash price prior to deregistration of our common stock and the delisting from the Nasdaq National Market that will subsequently occur, when public information about us and price quotations for our stock will likely become less readily available,

    •
    we believe our offer could result in a capital structure that may improve the return on equity for continuing stockholders, and

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    we believe our offer could be accretive to earnings per share.

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  We have decided that Bogen and its stockholders are better served by deregistering our common stock. We have reached this decision because we have determined that being a reporting company is too costly due to expenses associated with reporting requirements under the federal securities laws and that it restricts our ability to make appropriate long-term business decisions.

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  Therefore, we will take action to deregister our common stock under the Exchange Act shortly after consummation of this tender offer, which deregistration is permitted under the rules of the Securities and Exchange Commission because we currently have less than 300 stockholders of record. Upon filing our certification to deregister with the SEC, our duty to file reports with them will be suspended immediately and our deregistration will take effect 90 days thereafter. Shortly after we file our certification, the Nasdaq National Market will take steps to delist our stock. Our stock will no longer be publicly traded and may only be listed on the "pink sheets," which are an over-the-counter quotation service. As a result, you will likely find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the stock. Even if we were not to file the certification to deregister, if the tender offer is subscribed for in full, we expect that we would no longer meet the continuing listing requirements for the Nasdaq National Market and would be subject to delisting at that time.

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  For a further discussion of the potential benefits and the potential risks and disadvantages of our offer, see Sections 2 and 3 of "Special Factors."

What are the most significant conditions to the offer?

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  We are not required to complete the offer unless the conditions to the offer are met. The most significant conditions are:

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  the receipt of adequate financing,

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  the absence of governmental or court action prohibiting the offer,

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  the absence of material adverse changes in general market conditions,

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  the absence of any third party proposals regarding a tender or exchange offer, merger, business combination or other similar transaction involving us,

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  no material change in our business condition (financial or otherwise), assets, income, operations, prospects or stock ownership, and

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  a number of other conditions that are described in greater detail in Section 6 of "Bogen's Tender Offer."

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  Our offer is not conditioned on our stockholders tendering any minimum number of shares.

What does the board of directors of Bogen think of the offer?

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  Our board of directors has unanimously approved our offer and has determined that the offer is fair to and in the best interests of, the affiliated and unaffiliated stockholders of Bogen. However, none of Bogen, our board of directors and the information agent is making any recommendation to you as to whether you should tender your shares. We are not making a recommendation as to whether you should tender shares into our offer because we believe that you should make your own decision based on your views as to the value of Bogen's shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Three of our directors, Kasimir Arciszewski, Zivi Nedivi and Yoav Stern, and Hans Meiler, the Co-Managing Director of our subsidiary, Speech Design GmbH, have advised us that while they do not currently intend to tender shares, they reserve the right to do so, for themselves and for accounts for which they have control. The intentions of such parties and the number of shares they may tender may change depending upon market, economic or business conditions existing as of the close of the tender offer period. Our remaining directors and officers have advised us that they do not intend to tender any of their shares in our offer. See "Introduction" and Section 8 of "Bogen's Tender Offer."

How will Bogen obtain the funds to make payment?

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  We will need a maximum of $10 million to purchase 2,000,000 shares in our offer at $5.00 per share. We will fund this purchase and the related fees and expenses from our available cash, as well as borrowings of up to $8.5 million. We have obtained a commitment from KeyBank National Association ("KeyBank") to provide up to $8.5 million in the form of a five-year term loan. Our purchase of the maximum number of shares is contingent upon our satisfying all the conditions of the commitment for the financing. See Section 9 of "Bogen's Tender Offer."

Is it possible that the bank will not lend you the funds that are necessary to complete the offer?

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  Yes, like most similar agreements with banks, there are conditions to the bank's obligation to lend money to us. These conditions are discussed in Section 9 of "Bogen's Tender Offer." However, we believe that we already have or should be able to meet all of the conditions imposed by the bank in its commitment to us.

Is your financial condition relevant to my decision whether to tender in the offer?

  •
  We believe that our financial condition is a relevant factor to consider, in part because we will have incurred a significant amount of debt in order to complete the offer if the maximum number of shares are tendered. Therefore, summary financial information on both a historical and pro forma basis (as if all 2,000,000 shares have been tendered) is included in this tender offer statement beginning on page 36. More comprehensive financial information is included in the reports that we have filed with the SEC. You can obtain copies of these reports in the manner described in Section 10 of "Bogen's Tender Offer."

How long do I have to decide whether to tender my shares in the offer? Can Bogen extend the offer past the initial expiration date?

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  You may tender your shares until our offer expires. Currently, our offer is scheduled to expire at 5:00 p.m., New York City time, on Wednesday, December 10, 2003. If your shares are held by a nominee or broker, they may have an earlier deadline for accepting the offer.

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  We can extend our offer past this scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your shares until the end of the day selected as the new expiration date. See Sections 1 and 13 of "Bogen's Tender Offer."

Can Bogen amend the terms of the offer?

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  We reserve the right in our sole discretion to amend the tender offer in any respect. See Section 13 of "Bogen's Tender Offer."

How do I find out if Bogen amends the terms of the offer or extends the expiration date?

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  We will announce any amendment to the tender offer by making a public announcement of the amendment. We will announce any extension of the offer no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. In the event of an extension, termination or postponement of the tender offer, we will also give written or oral notice to the depositary. See Section 13 of "Bogen's Tender Offer."

How do I tender my shares?

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  To tender your shares, you must complete one of the actions described under "Important Procedures" on page 1 of this document before our offer expires.

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  You may also contact the information agent or your broker for assistance. The contact information for the information agent is on the back page of this document.

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  For a more detailed explanation of the tendering procedures, see Section 2 of "Bogen's Tender Offer."

Can I tender shares in the offer subject to the condition that a specified minimum number of my shares must be purchased in the offer?

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  Yes, you may tender your shares subject to this condition by following the procedures set forth in Section 5 of "Bogen's Tender Offer."

How and when will I be paid?

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  If your shares are purchased in our offer, you will be paid $5.00 per share, in cash, without interest, promptly after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See Section 6 of "Special Factors" and Section 2 of "Bogen's Tender Offer."

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  We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary promptly after the expiration date of our offer. The depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 4 of "Bogen's Tender Offer."

Until when can I withdraw my previously tendered shares?

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  You can withdraw your previously tendered shares at any time prior to the expiration of our offer.

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  In addition, after our offer expires, if we have not yet accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, New York City time, on Thursday, January 8, 2004. See Section 3 of "Bogen's Tender Offer."

How do I withdraw previously tendered shares?

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  To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary while you still have the right to withdraw. If you have tendered by giving instructions to a broker or a bank, you must instruct the broker or bank to arrange for withdrawal of your shares. See Section 3 of "Bogen's Tender Offer."

v

In what order will tendered shares be purchased?

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  First, we may elect to purchase shares from all holders of "odd lots" of less than 100 shares who properly tender all of their shares. Second, we will purchase shares from all other stockholders who properly tender shares on a pro rata basis. Therefore, all of the shares that you tender in the offer may not be purchased. See Section 1 of "Bogen's Tender Offer."

What are the United States federal tax consequences if I tender my shares to Bogen?

  •
  Generally, you will be subject to United States federal income taxation as well as applicable state, local and foreign income tax when you receive cash from us in exchange for the shares you tender. The cash you receive will be treated either as a sale or exchange eligible for capital gain or loss treatment, or, in limited circumstances, a stockholder may be treated as having received a dividend subject to ordinary income tax rates. See Section 6 of "Special Factors." You are urged to consult with your own tax advisor to determine the tax consequences of participating in the offer.

If I decide not to tender, how will the offer affect my ability to sell my shares?

  •
  Our deregistration under the Exchange Act and subsequent delisting from the Nasdaq National Market will likely make it more difficult to dispose of your stock at a fair price or to get an accurate quotation for the price of your stock. Moreover, depending on how many stockholders tender their shares, the number of our shares still held by the public will decrease, making the stock even more illiquid. The increased illiquidity of your shares will significantly limit your ability to dispose of your entire shareholdings. See Section 2 of "Special Factors."

What is the market value of my shares as of a recent date?

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  On October 31, 2003, the last full trading day before we announced our offer, the closing price per share of our common stock on the Nasdaq National Market was $4.15.

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  On November 6, 2003, the closing price per share of our common stock on the Nasdaq National Market was $4.90.

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  We urge you to obtain a current market quotation for your shares before deciding whether to tender your shares. See Section 7 of "Bogen's Tender Offer."

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares to Bogen?

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  If you are a registered stockholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares. See Section 4 of "Bogen's Tender Offer."

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  If you instruct the depositary in the letter of transmittal to make payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 4 of "Bogen's Tender Offer."

Whom can I talk to if I have questions about the offer?

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  Our information agent can help answer your questions. The information agent is MacKenzie Partners, Inc., (212) 929-5500, or (800) 322-2885.

IMPORTANT PROCEDURES

        If you want to tender all or part of your shares, you must do one of the following before our offer expires:

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  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you, or

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  if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the letter of transmittal, to Continental Stock Transfer & Trust Company, the depositary for our offer, or

  •
  if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this document, tender your shares according to the procedure for book-entry transfer described in Section 2 of "Bogen's Tender Offer."

        If you want to tender your shares, but:

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  your certificates for the shares are not immediately available or cannot be delivered to the depositary by the expiration of our offer, or

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  you cannot comply with the procedure for book-entry transfer by the expiration of our offer, or

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  your other required documents cannot be delivered to the depositary by the expiration of our offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 2 of "Bogen's Tender Offer."

        To tender your shares you must follow the procedures described in this document, the letter of transmittal and the other documents related to our offer.

        If you have questions or need assistance, you should contact MacKenzie Partners, Inc., which is the information agent for our offer, at the address or telephone number on the back page of this document. You may request additional copies of this document, the letter of transmittal or the notice of guaranteed delivery from the information agent.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender shares in our offer. We have not authorized any person to give any information or to make any representation on our behalf in connection with our offer other than those contained in this document or in the related letter of transmittal. If given or made, any recommendation, information or representation must not be relied upon as having been authorized by us or the information agent.

FORWARD-LOOKING STATEMENTS

        Information About Forward-Looking Statements.    This document contains a number of forward-looking statements, including, among others, statements dealing with the benefits that the offer may provide to our stockholders, the date on which we will announce the final proration factor or pay for tendered shares, our possession of sufficient capital to fund our operations and any potential acquisitions, the repurchase of additional shares in the future, the fees and expenses we will incur in connection with the offer, the listing and tradability of our stock after the offer is completed and the continued treatment of our shares as margin securities. We caution readers that the important factors set forth below, as well as factors discussed in other documents filed by us with the Securities and Exchange Commission, among others, could cause our actual results to differ materially from statements contained in this document.

        Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond our control, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "potential," "outlook" and similar terms and phrases, including references to assumptions, are intended to identify forward-looking statements.

        The forward-looking statements regarding these matters are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions, and expected future developments, as well as other factors it believes are appropriate under the circumstances. Important factors that could cause actual results to differ materially from those implicit in our forward-looking statements include, without limitation, the following:

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  our future financial performance;

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  our future cash needs;

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  the number of shares tendered in our offer;

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  the number of stockholders who sell all of their shares of Bogen stock in our offer;

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  the cost-savings we realize as a result of deregistering our common stock under the Exchange Act;

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  the potential for the number of record holders of Bogen common stock to exceed 300, thereby obligating Bogen to re-register its common stock under the Exchange Act;

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  the interest expense and other costs related to the financing entered into in connection with the tender offer;

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  the level of orders we receive;

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  acceptance of our newer products; and

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  global and U.S. economic conditions generally and in the audio and telecommunications industries specifically.

In addition, please refer to our documents filed with the SEC, including our most recent Quarterly Report on Form 10-Q for more information on these and other risk factors.

        The list of factors above is illustrative, but by no means is it exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

To the holders of common stock of Bogen Communications International, Inc.:

Introduction

        We are Bogen Communications International, Inc., a Delaware corporation, and we invite our stockholders to tender up to 2,000,000 shares of our common stock, par value $0.001 per share, to us at a price of $5.00 per share in cash, without interest, upon the terms and subject to the conditions set forth in this document and the related letter of transmittal, which together constitute our "offer."

        Our board of directors has approved this offer. However, none of we, our board of directors and the information agent is making any recommendation to you as to whether you should tender your shares. You must decide whether to tender your shares and, if you decide to tender your shares, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Three members of our board of directors and one executive officer of our Speech Design subsidiary have reserved the right to tender shares into our offer, for themselves and for accounts for which they have control, depending upon market, economic or business conditions existing as of the close of the tender offer period. Our remaining directors and officers have advised us that they do not intend to tender any of their shares in our offer. See Section 8 of "Bogen's Tender Offer."

SPECIAL FACTORS

1.     Background of the Offer.

        The economic environment facing the U.S. and European portions of Bogen's business has continued to be difficult. Bogen's U.S. operations were severely affected by the slowdown in demand preceding the onset of the war in Iraq, but have recovered materially in the months since. Bogen's Speech Design business, however, remains depressed by the conditions that prevail in the telecommunications sector of the European economy. In response to these challenges, Bogen has maintained close controls on spending while seeking opportunities to grow revenue through a mix of new products and distribution strategies.

        At the same time, Bogen has continued to explore strategic transactions which could best enhance stockholder value in the near and long term, including an ongoing review of possible acquisition candidates. That effort also involved pursuing both a tax-free or other spin-off or separation of Bogen's Speech Design business, or an initial public offering of that business as a separate company, and a range of other means of increasing value and liquidity for our stockholders. These efforts were not successful largely due to unfavorable market conditions, as well as unfavorable tax effects that could arise from a complete spin-off. We did complete a strategic transaction in September 2001, wherein a venture capital affiliate of Deutsche Telekom acquired a 2% ownership interest in Bogen's Speech Design unit, and had the right, since expired, to acquire up to an additional 2% under a warrant agreement entered into at the same time.

        As a result of these developments, our board of directors and executive committee have, on an ongoing basis in meetings and in informal conversations, discussed alternatives for enhancing stockholder value, and at the same time providing an opportunity for liquidity, and in particular, the utilization of Bogen's excess cash and debt capacity to repurchase shares of Bogen common stock. The board has discussed several alternatives and the relative advantages and disadvantages of certain alternatives for Bogen and its stockholders.

        On October 24, 2001, the board of directors held a meeting at which the board considered alternative repurchase mechanisms, the advantages and disadvantages of certain alternatives and the proposed structure and potential terms of a self-tender offer. The board on that day approved the initiation of a modified dutch auction tender offer for the purchase of 1,500,000 shares of the our common stock, and after the close of trading on that day a final price range of $2.50 to $3.00 was established.

        On November 5, 2001, we commenced that modified dutch auction tender offer, and on December 4, 2001, we accepted 1,012,211 shares of common stock for purchase at a price of $3.00 per share.

        Following the conclusion of that modified dutch auction tender offer, our board of directors and executive committee continued to discuss, both in meetings and in informal conversations, alternatives for enhancing stockholder value.

        On June 19, 2002, the executive committee of the board presented to the board a proposal to conduct a tender offer for 2,200,000 shares of our common stock at a price of $4.00 per share, commencing in mid-July, and to purchase in private transactions two blocks of shares aggregating 1,607,174 shares from the stockholder group affiliated with Dinan Management, L.L.C. and the stockholder group affiliated with Scoggin Capital Management, L.P., at a price of $4.00 per share. After consideration of the advantages and disadvantages of the proposed tender offer and block repurchases, the board of directors approved the proposed tender offer and private repurchases of the shares held by the Dinan Management and the Scoggin Capital Management groups. The block repurchases were completed by July 3, 2002. On July 16, 2002, we commenced the tender offer, and on August 13, 2002 we accepted 2,645,178 shares of common stock for purchase at a price of $4.00 per share.

        Following the conclusion of the private repurchases and the 2002 tender offer, our board of directors and executive committee have continued to discuss, both in meetings and in informal conversations, alternatives for enhancing stockholder value. At a meeting of the board of directors on September 22, 2003, the possibility of conducting a self-tender offer and deregistering the common stock was raised, and the executive committee agreed to meet to discuss the issue. On September 22, October 16 and October 23, 2003, the executive committee met to discuss the possibility of conducting a self-tender offer and deregistering the common stock and to review the potential terms of such a tender offer.

        On October 27, 2003, the executive committee of the board presented to the board a proposal to conduct a tender offer for 2,000,000 shares of our common stock at a price of $5.00 per share, commencing in early November. After consideration of the advantages and disadvantages of the proposed tender offer, including the fairness of the offer to stockholders as described under "Fairness of the Offer," the board of directors approved the proposed tender offer. At this meeting the board also considered and approved the terms of the commitment letter from KeyBank with respect to the loan to be entered into in connection with the self-tender offer. On November 5, 2003, the board was provided with updated valuation and fairness materials to reflect the financial results for the quarter ended September 30, 2003, and confirmed their decision to proceed.

2.     Purposes of and Reasons for the Offer; Certain Effects of the Offer; Plans of Bogen After the Offer.

        The purpose of the tender offer is to allow those stockholders desiring to receive cash for all or a portion of their shares of common stock at the present time an opportunity to do so at a premium over the recent trading prices for the shares. While the board continues to believe that the common stock represents an attractive investment for its continuing stockholders, the offer presents stockholders who may wish to receive an immediate cash premium for their shares with an opportunity to realize such premium by tendering shares in the offer. In addition, the offer provides stockholders who are considering a sale of all or a portion of their shares with the opportunity to sell their shares for cash, without the usual transaction costs associated with market sales.

        The board has decided that stockholders' value in Bogen will be enhanced by deregistering Bogen's common stock. Management estimates that we will save in excess of $250,000 a year in costs related to reporting and other requirements that apply to companies whose stock is registered under the federal securities laws and traded on the Nasdaq National Market, including the significantly increased costs of compliance with the provisions of the Sarbanes-Oxley Act of 2002. Additionally, we will be able to reduce our annual administrative expenses in connection with servicing the accounts of a reduced number of holders of our common stock. The board also believes that our flexibility in terms of decision-making and the pursuit of future strategic alternatives will be increased because we will not be subject to the obligations associated with preparing filings with the SEC concerning all such decisions and developments, which can be both expensive and have the effect of delaying (thereby increasing the risks associated with completing) any proposed transaction.

        Therefore, shortly following consummation of the tender offer, we expect to file a certification with the SEC that we meet the requirements of the Exchange Act and the rules of the SEC thereunder for deregistration under Section 12(g) of the Exchange Act; namely, that we have less than 300 stockholders of record. Registration of the common stock will be terminated 90 days after our filing of the certification. While we are conducting the tender offer to provide stockholders who wish to sell their shares at a premium in advance of our deregistration, we currently have less than 300 stockholders of record, and therefore could deregister at any time, whether or not we conduct this tender offer. However, we do not intend to deregister the common stock until the tender offer is consummated. If the tender offer is not successfully completed, we would likely at that time to deregister the common stock.

        Upon filing to deregister the common stock, the information we are required to furnish to stockholders will be substantially reduced and certain provisions of the Exchange Act will no longer be applicable to the common stock. We will be delisted by the Nasdaq National Market shortly after filing the certification with the SEC. After delisting by the Nasdaq National Market, our common stock may only be quoted on the "pink sheets," an over-the-counter quotation system. At that time, stockholders will likely find it more difficult to obtain accurate quotations for, or to dispose of, the stock.

        Stockholders, both affiliated and unaffiliated, who determine not to sell their shares in the tender offer will increase their proportionate interest in Bogen, thus enabling them to share in our profits to a greater extent, subject to our right to issue additional shares and other equity securities in the future. Such stockholders will benefit from the reduced costs that we will experience due to the elimination of our obligation to comply with reporting and other requirements under the Exchange Act. However, such stockholders will likely find it more difficult to obtain accurate prices quotations for their shares and to dispose of their shares in a less liquid market. Furthermore, less information about Bogen will be available to stockholders since we will no longer be subject to the requirements of the federal securities laws regarding the filing of financial information and other information regarding our significant developments.

        Contemporaneously with the tender offer, our business and operations will be continued substantially as they are currently being conducted. Except as otherwise described in this document, we have no current plans or proposals which relate to or would result in:

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  an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  a purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets that would be material to us and our subsidiaries, taken as a whole;

  •
  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

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  any change in our present board of directors or management, other than the recently announced leave of absence of Michael P. Fleischer (who had been serving as President);

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  any other material change in our corporate structure or business;

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  the acquisition by any person of additional securities of ours or the disposition of our securities; or

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  any changes in our charter, bylaws or other governing instruments or other actions that could impede acquisition of control of us.

        Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing stockholder value, including potential acquisitions as appropriate, and we may undertake or plan actions that relate to or could result in one or more of these events. However, we will be limited in our ability to make acquisitions due to debt coverage covenants under our loan agreement with KeyBank.

        The transaction will result in a material change to our indebtedness as we will be borrowing up to approximately $8.5 million in order to finance most of the transaction. We have obtained a commitment from KeyBank to provide up to $8.5 million in the form of five-year term loan. We will also use up to $2 million of our cash in connection with the purchase of common stock and payment of expenses associated with the offer. See Section 9 of "Bogen's Tender Offer." In deciding to approve the tender offer, the board took into account the expected financial impact of the tender offer, including the increased interest expense and financial and operating constraints associated with the financing required to fund the offer. We believe that our cash, short-term investments and access to credit facilities following the completion of the offer, together with our anticipated cash flow from operations, are adequate for our needs in the foreseeable future.

        Our purchase of common stock pursuant to the tender offer will reduce the number of holders of common stock and the number of shares of common stock that might otherwise trade publicly. Depending on the number of shares so purchased, the liquidity and market value of the remaining shares held by the public will likely be adversely affected. The extent of the market for the common stock and the availability of quotations will depend on such factors as the number of stockholders remaining at such time, the interest in maintaining a market in the common stock on the part of securities firms, the termination of the registration of the common stock under the Exchange Act, the delisting of the common stock from the Nasdaq National Market, and other factors. All shares of common stock purchased by us pursuant to the tender offer will be cancelled and returned to the status of authorized but unissued stock.

        Following expiration of the tender offer, we may, in our sole discretion, determine to purchase any remaining shares of common stock through privately negotiated transactions, open market purchases or otherwise, on such terms and conditions as we may determine from time to time, the terms of which purchases or offers could differ from those of this tender offer, except that we will not make any purchases of common stock until the expiration of at least ten business days after the termination of the tender offer pursuant to Rule 13e-4(f)(6) under the Exchange Act. Any possible future purchases of common stock by us will depend on many factors, including the market price of the common stock, our business and financial position, alternative investment opportunities available to us, the results of the tender offer, and general economic and market conditions.

        The board of directors has unanimously approved the tender offer. However, neither Bogen nor any of its directors or executive officers makes any recommendation to any stockholder as to whether to tender all or any shares of common stock. Each stockholder must make his or her own decision as to whether to tender shares of common stock and, if so, how many shares to tender.

3.     Fairness of the Offer.

        Our board of directors has decided to set the purchase price at $5.00 per share which represents a premium of 20.5% over the current market price for our stock (prior to the announcement of the tender offer) as represented by the $4.15 closing price on October 31, 2003. As such, the offer may give holders of our common stock who are considering the sale of some or all of their shares the opportunity to sell their shares for a higher price than may have been available on the open market immediately prior to the announcement of the offer and without the usual transaction costs associated with market sales. No commissions are payable to the depository by stockholders who tender their shares in the offer.

        The board believes that the offer is fair to all holders of shares of common stock, including those who are unaffiliated with Bogen, and has unanimously approved the transaction. The non-employee directors, who comprise a majority of the board of directors, have approved the offer and have not retained an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating terms of the offer. The offer does not require the approval of a majority of unaffiliated stockholders, nor does it require the approval of all stockholders. There are no appraisal rights available to holders of shares of our common stock in connection with the tender offer.

        In making its determination regarding the substantive fairness of the offer to our unaffiliated stockholders, the board considered a number of factors, including the following:

        Current Business Strategy and Future Prospects.    The board considered information provided by management as to the business, financial condition, results of operations, current business strategy and future business prospects of Bogen, recent trends in the market in which we operate, our position in such market and the historical and recent market prices for our common stock.

        Current and Historical Market Prices.    The tender offer price of $5.00 represents a premium over the historical closing price for our shares since September 4, 2002, the last day on which the closing price of our shares exceeded $5.00. The tender offer price represents a premium of 20.5% over the $4.15 closing price on October 31, 2003, the last trading day before we announced the contemplated offer, as well as a premium of 20.5% and 19.5% over the average closing price over the ten days and thirty days preceding the announcement of the offer, respectively.

        Cost Savings.    The board considered the potential savings, estimated by management to be in excess of $250,000, based on previous experience, that may be realized by us as a result of no longer having to comply with the obligations of being a public company under the Exchange Act, such as reduced audit and legal fees, printing and mailing costs, reporting and disclosure requirements, and direct expenses such as word processing and preparing electronic filings with the SEC. The board also considered the indirect costs that are incurred as a result of executive time expended to prepare and review Exchange Act filings.

        Lack of Liquidity.    The board considered the relative lack of liquidity for the shares today and the liquidity that would be realized by our selling stockholders from the tender offer. Today's relatively small public float is an effective limit on the number of shares that can be traded without adversely affecting the per share price. Moreover, liquidity will suffer when the shares are delisted from the Nasdaq National Market as a result of being deregistered under the Exchange Act.

        Going Concern Value.    The board considered the going concern value of Bogen as part of its consideration. The board applied a cash-flow multiple method of valuing the enterprise on a going concern basis. Using a range of enterprise value multiples from 6x-8x EBITDA, based on trailing twelve month numbers as of September 30, 2003, and giving effect to the increase in EBITDA that is expected to result from cost-savings associated with the deregistration of the common stock, the board determined that Bogen's implied equity value ranged from $3.07 to $3.80 per fully diluted share. The tender offer price represents a 31.6% premium over the high end of the range.

        Liquidation Value.    The board considered that, in the event of liquidation, Bogen, at September 30, 2003, would be worth some factor of its intangible assets, less its liabilities at face value. Applying a 100% weighting to cash and cash equivalents, a 75% weighting to net receivables, a 50% weighting to net inventories, and a 25% weighting to all other tangible assets, the Board determined that the net liquidation value would be estimated at approximately $1.05 per fully diluted share. Based on this evaluation, the board believes that under any likely range of factor assumptions the liquidation value of Bogen would be a fraction of the valuations derived under other methods, and would be well below the tender offer price.

        Transaction Structure.    The board evaluated the benefits of the transaction being structured as an immediate cash tender offer, thereby enabling stockholders the opportunity to obtain cash for their shares of common stock at the earliest possible time. In addition, the board considered the fact that the tender offer provides stockholders with the opportunity to dispose of their shares of common stock without the usual transaction costs associated with a market sale.

        Financing; Receipt of Commitment.    The board considered the fact that we have received a commitment from KeyBank for the necessary financing for the tender offer and that the board had an opportunity to analyze the terms, conditions and contingencies of that commitment.

        Firm Offers for Merger, Consolidation or Asset Sale.    No firm offers were made by any person in the past two years for merger, consolidation, sale or transfer of all or any substantial part of the assets of Bogen, or the purchase of Bogen's securities that would enable such purchaser to exercise control of Bogen.

        Prior Share Purchases.    The tender offer price in this tender offer represents a 25% premium over the $4.00 per share tender offer price we paid for the 2,645,178 shares purchased in the tender offer that closed in August 2002 and the 1,607,174 shares purchased in two private transactions at the same $4.00 price just before the commencement of that tender offer. In December 2001, we purchased 1,000,000 shares in a modified Dutch-auction self tender offer at a price of $3.00 per share.

        Net Book Value.    The board considered net book value in evaluating the offer. The audited financial statements as of and for the year ended December 31, 2002 reflect total stockholders' equity of $34.6 million and 5,214,171 shares outstanding (7,706,456 weighted average shares outstanding on a diluted basis). At that date, net book value was approximately $6.63 per share ($4.49 per share on a diluted basis). The comparable unaudited net book value for the most recent fiscal quarter ended September 30, 2003 was $6.87 per share ($6.70 on a diluted basis). However, the board noted that the tangible net book value per share as of September 30, 2003 was $3.76 per share. While the tender offer price does not offer a premium over net book value per share, the board noted that the common stock has not traded at net book value since September 2001.

        In addition to the foregoing, the board considered the following factors in reaching the decision that the tender offer is fair to those unaffiliated stockholders who choose not to sell their shares:

        Potential Growth.    Those stockholders who choose not to sell their shares in the tender offer will share the risks of our future financial performance with the other stockholders, but equally will share in the rewards.

        Increase in Book Value.    As of September 30, 2003, our book value per common share was $6.87. As the tender offer price is less than book value, book value per share will increase as a result of the tender offer.

        The board also believes that the tender offer is procedurally fair to the unaffiliated stockholders in the light of the following factors:

        Stockholder's Option.    The tender offer provides unaffiliated stockholders a choice whether to remain stockholders in Bogen or to sell their shares at a premium to recent values. Thus, stockholders who continue to believe in the future growth prospects of Bogen despite the market risks have a choice to continue to hold their shares. Those stockholders who do choose to retain their shares will have a proportionately greater stake in any future appreciation in the share price.

        No Fees.    The tender offer provides the opportunity for those of our unaffiliated stockholders holding shares directly to sell their shares without incurring brokerage and other costs typically associated with market sales.

        No Opinion of Financial Advisor.    The board's decision not to seek the opinion of a financial advisor as to the fairness to unaffiliated stockholders of the consideration in the tender offer did not adversely affect the procedural fairness of the tender offer for the unaffiliated stockholders. The board, comprised of industry veterans, each with extensive relevant business and finance experience, has spent many months deeply involved in understanding all aspects of our business and finances, and in reviewing each of the potential strategic alternatives brought before it. The board believes it had an excellent understanding of our value. Conversely, the board did not believe a financial advisor could develop any greater understanding of our business or value. In addition, we avoided the cost of a fairness opinion. Under these circumstances, the board believes the tender offer is procedurally fair to our unaffiliated stockholders notwithstanding the lack of a fairness opinion from a financial advisor.

        The board also considered the following factors, which it considered to be negative from the perspective of our unaffiliated stockholders, in its consideration of the fairness of the terms of the tender offer:

        No Potential Growth for Stockholders Who Tender.    Following the successful completion of the tender offer, our stockholders who accept the tender offer will cease to participate in our future earnings or growth, if any, or benefit from increases, if any, in the value of our shares.

        Decreased Liquidity for Stockholders Who Do Not Tender.    Historically, there has been a relatively low trading volume of our shares. As a result of the tender by stockholders of their shares, the trading volume will likely decrease further. Those stockholders who do not tender their shares will suffer reduced liquidity and decreased market value as a result of both the shares no longer being quoted on the Nasdaq National Market or being registered under the Exchange Act.

        Reduced Information About the Company.    Following deregistration under the Exchange Act, the amount of information we are required to provide to stockholders will be less than the amount currently supplied.

        In determining that the tender offer is fair to our unaffiliated stockholders, the board considered the above factors as a whole and did not assign specific or relative weights to them.

        Alternatives Considered.    The board did not consider alternatives to effect this transaction, as this transaction is not a prerequisite to our deregistering the common stock under the Exchange Act. We currently have approximately 115 holders of record of our common stock, and therefore could choose to submit the required certification to the SEC immediately to deregister the common stock. However, the board has determined that the tender offer is a desirable way to offer an opportunity to obtain a premium upon selling their shares for our stockholders who do not wish to retain shares in Bogen as a private company.

4.     Reports, Opinions, Appraisals and Negotiations.

        We have not received any report, opinion or appraisal from an outside party that is materially related to the tender offer for the shares. The board elected not to retain an unaffiliated representative or to obtain a report, opinion or appraisal from a financial advisor because the board determined that the cost of retaining a representative or of obtaining a report, opinion or appraisal would not be justified for the reasons provided above under "Fairness of the Offer—No Opinion."

5.     Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

        Information about our directors and executive officers, including information relating to stock ownership, agreements concerning our securities, including option and restricted stock grants, and the business address of such directors and officers is set forth in Section 8 of "Bogen's Tender Offer." As of October 31, 2003, our directors and executive officers as a group beneficially owned (including shares that could be acquired pursuant to exercisable options and warrants) an aggregate of 3,456,934 shares (approximately 54.9% of the outstanding shares, including shares issuable currently or within sixty days upon the exercise of options held by directors and executive officers).

        Transactions and Arrangements Concerning Shares.    Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor any of our directors or executive officers, have effected any transactions in our shares during the sixty days before November 10, 2003.

        Except as otherwise described in this document, and except for outstanding options to purchase shares granted from time to time over recent years to certain employees (including executive officers) and directors pursuant to our stock option plan, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of our securities, joint ventures, loan or option arrangement, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

6.     Certain Federal Income Tax Consequences.

        The following discussion describes certain material United States federal income tax consequences of participating in our offer, is for general information only, and does not purport to consider all aspects of federal income taxation that may be relevant to stockholders. The consequences to any particular stockholder may differ depending upon that stockholder's own circumstances and tax position. The discussion deals only with shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not address matters that may be relevant to stockholders in light of their particular circumstances or to certain stockholders subject to special treatment under the Code, such as financial institutions, insurance companies, real estate investment trusts or regulated investment companies, stockholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, tax-exempt organizations, foreign persons (as determined in accordance with Section 2 of "Bogen's Tender Offer"), directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of employee stock options, and persons who are holding shares as part of a straddle, conversion, constructive sale, hedge or hedging or other integrated transaction, who may be subject to special rules, or United States persons whose "functional currency" is not the U.S. dollar. The discussion does not consider the effect of any applicable state, local or foreign tax laws and does not deal with foreign persons that are subject to special treatment under the U.S. federal income tax laws, such as United States expatriates, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies or corporations that accumulate earnings to avoid U.S. federal income tax. In addition, this discussion is based upon tax laws in effect on the date of this document, which are subject to change. Each stockholder is urged to consult his or her tax advisor as to the particular tax consequences to such stockholder of participating or not participating in our offer, including the applications of state, local and foreign tax laws and possible tax law changes. The discussion below is based upon the provisions of the Code, its legislative history, existing and proposed Treasury Regulations thereunder, published rulings and judicial decisions, all as currently in effect. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to the shares or the holders of shares.

        Characterization of the Sale.    The sale of shares pursuant to our offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign and other income tax laws. As a consequence of the sale, a stockholder will, depending on the stockholder's particular facts and circumstances, be treated either as having sold the stockholder's shares or as having received a distribution in respect of stock from us.

        Under the stock redemption rules of Section 302 of the Code, a sale by a stockholder to us pursuant to our offer will be treated as a "sale or exchange" of the shares (rather than as a distribution by us with respect to the shares held by the tendering stockholder) if the sale of shares: (a) results in a "complete redemption" of the stockholder's stock in us, (b) is "substantially disproportionate" with respect to the stockholder or (c) is "not essentially equivalent to a dividend" with respect to the stockholder (the "Section 302 tests," each as described below).

        Treatment as a Sale or Exchange.    If any of the three above tests is satisfied with respect to a stockholder, and the sale is therefore treated as a "sale or exchange" of the shares for United States federal income tax purposes, the tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to our offer and the stockholder's adjusted tax basis in the shares sold pursuant to our offer. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if such shares have been held for more than one year. Capital losses recognized by an individual upon the sale of capital assets are allowed only to the extent of capital gains from the sale of capital assets plus $3,000. Capital losses recognized by a corporation upon the sale of capital assets are allowed only to the extent of capital gains from the sale of capital assets. Capital losses not utilized in any taxable year by an individual may be carried forward indefinitely and allowed to the extent of capital gains plus $3,000 in any future taxable year. Capital losses not utilized in any taxable year by a corporation generally must first be carried back and allowed to the extent of capital gains in the two preceding taxable years and then may be carried forward and allowed to the extent of capital gains in the 20 succeeding taxable years. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a United States stockholder under the tender offer. A United States stockholder may be able to designate, generally through its broker, which block of shares it wishes to tender under the offer if less than all of its shares are tendered under the offer, and the order in which different blocks will be purchased by us in event of proration under the offer.

        Treatment as a Dividend.    If a stockholder does not satisfy any of the Section 302 tests, the stockholder will be treated as having received a distribution, taxable as a dividend to the extent of the stockholder's share of our available current or accumulated "earnings and profits," taxable at ordinary income rates, in an amount equal to the amount of cash received by the stockholder pursuant to our offer (without any reduction for the tax basis of the shares sold pursuant to our offer), no gain or loss will be recognized, and the tendering stockholder's basis in the shares sold pursuant to our offer will be added to the stockholder's basis in his remaining shares. Any cash received by a stockholder in excess of the stockholder's share of earnings and profits will be treated, first, as a non-taxable return of capital to the extent of the stockholder's basis in all of his shares, and, thereafter, as a capital gain to the extent it exceeds the stockholder's basis. See "—Special Rules for Corporate Stockholders" for corporate stockholders' dividend treatment

        Tax Rate Changes.    The recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003, effective for tax years beginning after December 31, 2002, reduces the individual tax rates on both capital gains and dividend income. The top individual rate on adjusted capital gains is generally reduced from 20 percent to 15 percent (5 percent for taxpayers in the 10% and 15% brackets) and on dividend income from 38.6 percent to 15 percent. The reduced rate on capital gains applies to sales and exchanges (and payments received) on or after May 6, 2003 and the reduced rates on dividend income to dividends received after December 31, 2002. A United States holder who is an individual or subject to individual income tax rates should consult with his tax advisor regarding the different tax consequences to him of sale and dividend treatment.

        Application of Section 302 Tests.    In applying each of the Section 302 tests, a stockholder must take into account both shares actually owned by such stockholder and any shares considered as owned by such stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code. Under these rules, a stockholder generally will be considered to own shares which the stockholder has the right to acquire by the exercise of an option (which may include an unvested option) or warrant and shares owned (and, in some cases, constructively owned) by some members of the stockholder's family and by some entities (such as corporations, partnerships, trusts and estates) in which the stockholder, a member of the stockholder's family or a related entity has an interest. Each stockholder should also be aware that, in the event our offer is over-subscribed, resulting in a proration, less than all the shares tendered by a stockholder will be purchased by us in our offer. Thus, proration may affect whether a sale by a stockholder pursuant to our offer will satisfy any of the Section 302 tests.

        Complete Termination.    A sale of shares pursuant to our offer will result in a "complete termination" of a stockholder's interest in us if, pursuant to our offer, either (i) we purchase all of the shares actually and constructively owned by the stockholder pursuant to our offer or (ii) all shares actually owned by the stockholder are sold pursuant to our offer and, with respect to constructively owned shares, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. Reacquisition of any shares may jeopardize the waiver and favorable tax treatment provided under the "complete termination" test. Stockholders in this position should consult their tax advisors as to the availability of this waiver.

        Substantially Disproportionate.    The sale of shares pursuant to our offer will be "substantially disproportionate" with respect to a stockholder if, immediately after the sale pursuant to our offer (treating as not outstanding all shares purchased pursuant to our offer), the stockholder's actual and constructive percentage ownership of voting shares is less than 80% of the stockholder's actual and constructive percentage ownership of voting shares immediately before the purchase of shares pursuant to our offer (treating as outstanding all shares purchased pursuant to our offer) and the stockholder owns less than 50 percent of the total combined voting power of all classes of stock immediately after the sale. Tendering stockholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular circumstances.

        Not Essentially Equivalent to a Dividend.    In order for the sale of shares by a stockholder pursuant to our offer to qualify as "not essentially equivalent to a dividend" the stockholder must experience a "meaningful reduction" in his proportionate interest in us as a result of the sale, taking into account the constructive ownership rules set forth in Section 318 of the Code. Whether the sale by a stockholder pursuant to our offer will result in a "meaningful" reduction of the stockholder's proportionate interest will depend on the stockholder's particular facts and circumstances. In certain circumstances, the Internal Revenue Service has ruled that even a small reduction in percentage interest of a stockholder whose relative stock interest is a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercised no control over corporate affairs should constitute a "meaningful reduction." Tendering stockholder expecting to rely upon the "not essentially equivalent to a dividend" test therefore should consult their tax advisors as to its application to their particular circumstances.

        We cannot predict whether or to what extent our offer will be oversubscribed. As discussed above, if our offer is oversubscribed, proration of the tenders pursuant to our offer will cause us to accept fewer shares than are tendered. Accordingly, there can be no assurance that a sufficient number of a particular stockholders' shares will be exchanged pursuant to our offer in order for the stockholder to meet the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test, nor can there be any assurance that a sufficient number of a particular stockholders' shares will be exchanged pursuant to our offer in order for the stockholder to meet the "complete termination" test. Additionally, stockholders who tender all of the shares actually owned by them in our offer, but who are subject to the constructive ownership rules, or who acquire additional shares contemporaneously with our offer, should consider the effect of these rules or these acquisitions in determining whether they will meet the Section 302 tests. Each stockholder should take all these factors into consideration in considering the applicability of the "substantially disproportionate" test, the "not essentially equivalent to a dividend" test or the "complete termination" test to their own particular circumstances. Each stockholder is urged to consult his or her own tax advisor as to the application of the Section 302 tests to his or her particular circumstances.

        Special Rules for Corporate Stockholders.    Any cash received pursuant to our offer that is treated as a dividend pursuant to the rules described above may be eligible for the 70% dividends received deduction generally allowable to corporate stockholders under Section 243 of the Code, subject to applicable limitations, including those relating to "debt-financed portfolio stock" under Section 246A of the Code and to the holding period requirement of Section 246 of the Code. Also, since not all stockholders will be selling the same proportionate interest in their shares in our offer, any amount treated as a dividend to a corporate stockholder may be treated as an "extraordinary dividend" subject to the provisions of Section 1059 of the Code, subject to exceptions. Under Section 1059 of the Code, a corporate stockholder must reduce the tax basis in all of the stockholder's shares retained (but not below zero) by the "nontaxed portion" of any "extraordinary dividend" and, if that portion exceeds the stockholder's tax basis for the shares, the corporate stockholder must recognize as gain any such excess.

        For a discussion of certain withholding tax consequences to tendering stockholders, see Section 2 of "Bogen's Tender Offer."

        Consequences to Foreign Stockholders.    The rules governing foreign stockholders are complex and no attempt will be made herein to provide more than a limited summary of such rules. Foreign stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to the tender of the shares, including any reporting requirements.

        A foreign stockholder generally will be subject to withholding of U.S. federal income tax at a rate of 30% unless we (or the applicable withholding agent) determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable (for example, because the gross proceeds from the sale of shares are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States, in which case the foreign stockholder generally will be subject to tax in the same manner as U.S. stockholders are taxed). For a discussion of certain federal income tax withholding consequences applicable to tendering foreign stockholders, see Section 2 of "Bogen's Tender Offer."

        Distributions to a foreign stockholder that are treated under the provisions of Section 302 as a sale or exchange of shares and are not made in redemption of United States real property interests generally will not be subject to U.S. federal income taxation, unless (i) the gain realized upon the sale or exchange is effectively connected with the conduct of a trade or business of the foreign stockholder in the United States, (ii) the foreign stockholder is a "resident alien" under Section 7701(b) of the Code in the taxable year of such sale or exchange because such foreign stockholder was present in the United States for 183 days or more during the current year and the two preceding years (calculated under a weighted-average formula) or (iii) the foreign stockholder is a nonresident alien individual and is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met. A foreign stockholder described in clause (i) above will be taxed on the net capital gain derived from the sale at the rate applicable to United States persons generally. Any such effectively connected income received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). A foreign stockholder described in clause (ii) above generally will be subject to U.S. income tax at the regular U.S. rates on the resident alien's worldwide income, and unless an applicable tax treaty provides otherwise, a foreign stockholder described in clause (iii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States losses derived from the sale or exchange of other capital assets.

        A foreign stockholder not described in either clause (i), (ii) or (iii) of the preceding paragraph with respect to whom tax has been withheld may be eligible to obtain a refund of all or a portion of the withheld tax if the sale of shares by such stockholder pursuant to the offer satisfies any of the Section 302 tests or such stockholder is otherwise able to establish that no tax or a reduced amount of tax was due.

        Stockholders Who Do Not Receive Cash Under the Tender Offer.    Stockholders whose shares are not purchased by us under this offer should not incur any United States federal income tax liability as a result of the completion of the offer.

BOGEN'S TENDER OFFER

1.     Number of Shares; Proration.

        On the terms and subject to the conditions of our offer, we will accept for payment and thereby purchase 2,000,000 shares of our common stock, or such lesser number of shares as are validly tendered before the expiration date and not withdrawn in accordance with Section 3 of "Bogen's Tender Offer", at a net cash price of $5.00 per share, without interest.

        For purposes of our offer, the term "expiration date" means 5:00 p.m., New York City time, on Wednesday, December 10, 2003, unless and until we in our sole discretion extend the period of time during which our offer will remain open. If extended by us, the term "expiration date" will refer to the latest time and date at which our offer, as extended, will expire. See Section 13 of "Bogen's Tender Offer" for a description of our right to extend, delay, terminate or amend our offer.

        We reserve the right, in our sole discretion, to purchase more than 2,000,000 shares in our offer by amending the terms of our offer to reflect this change in the manner set forth in Section 13 of "Bogen's Tender Offer." In accordance with applicable regulations of the Securities and Exchange Commission, we may purchase pursuant to our offer an additional amount of shares not to exceed 2% of our outstanding shares without amending or extending our offer. As of November 6, 2003, we had 5,212,542 shares of common stock outstanding.

        Shares properly tendered and not properly withdrawn will be purchased upon the terms and conditions of our offer, including the "odd lot" priority and the proration and conditional tender provisions described below. If more than 2,000,000 shares are tendered, shares tendered will be subject to proration. See Section 4 of "Bogen's Tender Offer" for a more detailed description of our purchase of and payment for tendered shares.

        All shares tendered and not purchased, including shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense promptly following the expiration date.

        On the letter of transmittal you can designate in which order you wish your shares to be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer.

        If we:

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  increase or decrease the price to be paid for shares, or

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  increase the number of shares being sought and such increase in the number of shares being sought exceeds 2% of our outstanding shares, or

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  decrease the number of shares being sought,

then our offer must remain open, or will be extended until at least ten business days from, and including, the date that notice of such change is first published, sent or given in the manner specified in Section 13 of "Bogen's Tender Offer." For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        Our offer is not conditioned on any minimum number of shares being tendered. Our offer, however, is subject to other conditions, including the receipt of adequate financing. See Section 6 of "Bogen's Tender Offer."

        Priority of Purchase.    Upon the terms and subject to the conditions of our offer, if 2,000,000 or fewer shares are properly tendered and not properly withdrawn, we will purchase all of those shares.

        Upon the terms and subject to the conditions of our offer, if more than 2,000,000 shares are properly tendered and not properly withdrawn, subject to the conditional tender procedures described in Section 5 of "Bogen's Tender Offer," we will purchase shares properly tendered and not properly withdrawn on the basis set forth below:

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  First, we may elect to purchase all shares tendered by any Odd Lot Holder (as defined below) who:

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  tenders all shares owned beneficially or of record by the Odd Lot Holder (tenders of less than all shares owned by the Odd Lot Holder will not qualify for this preference); and

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  completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

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  Second, subject to the conditional tender provisions described in Section 5 of "Bogen's Tender Offer", we will purchase all other shares tendered on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

        As a result, all of the shares that you tender in our offer may not be purchased. This will occur if we receive more than 2,000,000 properly tendered shares.

        As we noted above, we may elect to purchase more than 2,000,000 shares in our offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

        Odd Lots.    The term "Odd Lots" means all shares tendered by any person (an "Odd Lot Holder") who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 2 of "Bogen's Tender Offer." Odd Lots may be accepted for payment before any proration of the purchase of other tendered shares, at our election. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the depositary would avoid the payment of brokerage commissions in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of the stockholder's shares pursuant to the offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

        We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any stockholder who tenders any shares owned beneficially or of record, and who, as a result of proration, would then own beneficially or of record, an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the offer by the number of shares purchased through the exercise of this right.

        Proration.    If proration of tendered shares is required, we will determine the final proration factor promptly after the expiration date. Subject to the conditional tender procedures described in Section 5 of "Bogen's Tender Offer," proration for each stockholder tendering shares, other than Odd Lot Holders if the Odd Lot preference is used, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares tendered by all stockholders, other than Odd Lot Holders if the Odd Lot preference is used. This ratio will be applied to stockholders tendering shares to determine the number of shares that will be purchased from each tendering stockholder in our offer.

        Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 2 of "Bogen's Tender Offer," and because of the Odd Lot procedure and the conditional tender procedures described in Section 5 of "Bogen's Tender Offer," we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. Stockholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

        As described in Section 6 of "Special Factors," the number of shares that we will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder and therefore may be relevant to a stockholder's decision whether to tender shares. The letter of transmittal affords each tendering stockholder the opportunity to designate (by certificate) the order of priority in which such stockholder wishes the shares it tenders to be purchased in the event of proration. In addition, stockholders may choose to submit a "conditional tender" under the procedures discussed in Section 5 of "Bogen's Tender Offer" in order to structure their tender for federal income tax reasons.

        We will mail this document and the related letter of transmittal to stockholders as of November 10, 2003 and will furnish them to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Procedure For Tendering Shares.

        Proper Tender of Shares.    For shares to be properly tendered, either (1) OR (2) below must happen:

          (1)   The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

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    either (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe below, and

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    either (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an "agent's message" of the type we describe below, and

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    any other documents required by the letter of transmittal.

          (2)   You must comply with the guaranteed delivery procedure set forth below.

        Odd Lot Holders who tender all their shares must also complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1 of "Bogen's Tender Offer."

        If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

        Endorsements and Signature Guarantees.    Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act. No endorsement or signature guarantee is required if:

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  the letter of transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 2, includes any participant in The Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal; or

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  shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, each such entity, referred to as an "eligible guarantor institution."

        See Instruction 1 of the letter of transmittal.

        On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the letter of transmittal, then:

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  your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates, and

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  the signature on (1) the letter of transmittal and (2) on your certificates or stock power must be guaranteed by an eligible guarantor institution.

        Method of Delivery.    Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the depositary of all of the following:

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  certificates for those shares or a timely confirmation of the book-entry transfer of those shares into the depositary's account at the book-entry transfer facility as described below,

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  one of (a) a properly completed and duly executed letter of transmittal or a manually signed facsimile of it, including any required signature guarantees, or (b) an agent's message as described below in the case of a book-entry transfer, and

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  any other documents required by the letter of transmittal.

        The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at your election and risk. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries made in connection with our offer, including a letter of transmittal and certificates for shares, must be made to the depositary and not to us, the information agent or the book-entry transfer facility. Any documents delivered to us, the information agent or the book-entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

        Book-Entry Delivery.    The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of our offer within two business days after the date of this document. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing that facility to transfer those shares into the depositary's account in accordance with that facility's procedure for the transfer. Even if delivery of shares is made through book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) OR (2) below must occur:

          (1)   The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

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    one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent's message as described below in the case of a book-entry transfer, and

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    any other documents required by the letter of transmittal; or

          (2)   The guaranteed delivery procedure described below must be followed.

Delivery of the letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant in the book-entry transfer facility tendering the shares has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against them.

        Guaranteed Delivery.    If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

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  the tender is made by or through an eligible guarantor institution;

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  the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

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  all of the following are received by the depositary within three Nasdaq trading days after the date of receipt by the depositary of the notice of guaranteed delivery:

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  either (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe above,

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  either (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent's message of the type we describe above in the case of a book-entry transfer, and

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  any other documents required by the letter of transmittal.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our sole discretion, all questions as to the number of shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of our offer and any defect or irregularity in the tender of any particular shares or any particular stockholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. None of we, the depositary, the information agent or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice.

        Your Representation and Warranty; Our Acceptance Constitutes an Agreement.    A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

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  you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, and

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  the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, acting alone or in concert with others, directly or indirectly, to tender shares for that person's own account unless, at the expiration date, the person so tendering:

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  has a "net long position" equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares, and

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  will deliver or cause to be delivered the shares within the period specified in our offer, or

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  in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquire shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of our offer, delivers or causes to be delivered our shares within the period specified by our offer.

        Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

        Return of Unpurchased Shares.    If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the stockholder.

        Lost or Destroyed Certificates.    If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact Continental Stock Transfer & Trust Company, the transfer agent for our shares, at (212) 509-4000, Ext. 531, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact Continental Stock Transfer & Trust Company immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

        Federal Backup Withholding.    Under the U.S. federal income tax backup withholding rules, payments in connection with the offer may be subject to "backup withholding." Under current law, the backup withholding rate is 28%. To prevent backup withholding, each tendering stockholder who is not a corporation or foreign stockholder (as defined below) and who does not otherwise establish an exemption from backup withholding must notify the depositary of the stockholder's correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal. Foreign stockholders (including foreign corporations) should generally complete and sign an appropriate Form W-8 in order to avoid backup withholding; however, if the foreign stockholder is neither an individual nor a corporation, in order to prevent backup withholding, the foreign stockholder may also be required to provide an appropriate Form W-8 or a Form W-9 with respect to its partners, members, beneficiaries or owners and their beneficial owners.

        Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. Accordingly, in the case of a foreign stockholder, even if such stockholder has provided the required certification to avoid backup withholding, the depositary will withhold 30% of the gross payments made pursuant to the offer unless a reduced rate of withholding or an exemption from withholding is applicable.

        The depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder or his or her agent unless we (or an applicable withholding agent) determine that (a) a reduced rate of withholding is available pursuant to a tax treaty, (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business of the foreign stockholder within the United States (in which case the foreign stockholder generally will be subject to tax in the same manner as U.S. stockholders are taxed) or (c) such proceeds are subject to capital gains treatment. For this purpose, a "foreign stockholder" is any stockholder that is not:

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  a citizen or resident of the United States,

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  a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States, any State or any political subdivision thereof,

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  an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source, or

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  a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the depositary before any payment a properly completed and executed IRS Form W-8BEN or any other equivalent form with respect to the foreign stockholder and, in the case of a foreign stockholder that is neither an individual nor a corporation, the foreign stockholder may be required to deliver both a Form W-8IMY and an appropriate Form W-8BEN or W-9 with respect to partners, members, beneficiaries or owners (and their beneficial owners) of the foreign stockholder. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary before any payment a properly completed and executed IRS Form W-8ECI or any other equivalent form. The depositary and we will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that reliance is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 6 of "Special Factors" or is otherwise able to establish that no withholding tax or a reduced amount of withholding tax is due. If withholding results in an overpayment of taxes, a refund may be obtained only from the Internal Revenue Service. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

        Foreign stockholders are urged to consult their tax advisor regarding the application of United States federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure.

        For a discussion of certain United States federal income tax consequences generally applicable to tendering stockholders, see Section 6 of "Special Factors."

3.     Withdrawal Rights.

        Shares tendered in our offer may be withdrawn at any time during the period that the offer may be considered open and, unless accepted for payment by us after the expiration date, may also be withdrawn any time after 12:00 midnight, New York City time, on Thursday, January 8, 2004. Except as otherwise provided in this Section 3, tenders of shares pursuant to our offer are irrevocable.

        For a withdrawal to be effective, the depositary must receive (at its address set forth on the back cover of this document) a notice of withdrawal in written or facsimile transmission form on a timely basis. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder. If the certificates have been delivered or otherwise identified to the depositary, then, prior to the release of those certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution (except in the case of shares tendered by an eligible guarantor institution).

        If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 2 of "Bogen's Tender Offer," the notice of withdrawal must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility.

        We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties. None of we, the depositary, the information agent or any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of our offer unless the withdrawn shares are properly re-tendered before the expiration date by following any of the procedures described in Section 2 of "Bogen's Tender Offer."

        If we extend our offer, or if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the depositary may, subject to applicable law, retain on our behalf all tendered shares, and those shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 3.

4.     Purchase of Shares and Payment of Purchase Price.

        Upon the terms and subject to the conditions of our offer, promptly following the expiration date, we will accept for payment and pay for, and thereby purchase, shares validly tendered and not properly withdrawn before the expiration date.

        For purposes of our offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered and not properly withdrawn, subject to the discretionary "Odd Lot" priority and the conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the depositary of our acceptance of shares for payment under our offer.

        In all cases, payment for shares tendered and accepted for payment pursuant to our offer will be made only after timely receipt by the depositary of:

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  certificates for shares or a timely confirmation of a book-entry transfer of those shares into the depositary's account at the book-entry transfer facility,

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  a properly completed and duly executed letter of transmittal (or manually signed facsimile thereof) or an agent's message in the case of a book-entry transfer, and

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  any other documents required by the letter of transmittal.

        We will pay for the shares purchased under our offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any such proration until approximately seven to ten business days after the expiration date.

        Under no circumstances will we pay interest on the purchase price, regardless of any delay in making payment. In addition, if specified events occur, we may not be obligated to purchase shares in our offer. See Section 6 of "Bogen's Tender Offer."

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in our offer. If, however

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  payment of the purchase price is to be made to, or, in the circumstances permitted by our offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder, or

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  if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See Instruction 6 of the letter of transmittal.

        Any tendering stockholder or other payee who fails to complete fully, sign and return to the depositary the substitute Form W-9 included with the letter of transmittal may be subject to required backup federal income tax withholding of 28% of the gross proceeds paid to that stockholder or other payee pursuant to our offer. See Section 2 of "Bogen's Tender Offer." Also see Section 2 of "Bogen's Tender Offer" regarding federal income tax consequences for foreign stockholders.

5.     Conditional Tender of Shares.

        Under certain circumstances, we may prorate the number of shares purchased in our offer. As discussed in Section 6 of "Special Factors," the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available so that a stockholder may seek to structure our purchase of shares in our offer from the stockholder in a manner that the transaction would be treated as a sale of the shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any shares tendered are purchased. We urge each stockholder to consult with his or her own tax advisor.

        If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In this box in the letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if more than 2,000,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 2,000,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 2,000,000 shares. In selecting these conditional tenders, we will select by random lot and will select only from stockholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

        All shares tendered by a stockholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the expiration date without any expense to the stockholder.

6.     Conditions of Our Offer.

        Notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Securities Exchange Act of 1934, if at any time on or after November 10, 2003 and prior to the expiration date, any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, makes it inadvisable to proceed with our offer or with acceptance for payment or payment for the shares in our offer:

          (1)   there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which:

            (a)   challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of our offer, the acquisition of shares under our offer, or is otherwise related in any manner to, or otherwise affects, our offer; or

            (b)   could, in our reasonable judgment, materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impair our offer's contemplated benefits to us;

          (2)   there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (1) above;

          (3)   the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

          (4)   any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

          (5)   the commencement or escalation of a war, armed hostilities or any other national or international crisis, including terrorism events, directly or indirectly involving the United States;

          (6)   any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

          (7)   a 15% decrease in the market price of our shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of us and our subsidiaries, taken as a whole, or on the trading in our shares;

          (8)   in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof;

          (9)   any decline in the Nasdaq Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on November 10, 2003;

          (10) any change or event occurs, is discovered, or is threatened to the business, condition (financial or otherwise), income, operations, or prospects of us and our subsidiaries, taken as a whole, or in ownership of our shares, which in our reasonable judgment is or may be material to us;

          (11) a tender or exchange offer with respect to some or all of our outstanding shares, other than our offer, or a merger or acquisition proposal for us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares;

          (12) any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares; or

          (13) we shall not have received adequate financing pursuant to the terms of the commitment from KeyBank.

        The conditions listed above are for our sole benefit and we may assert those conditions regardless of the circumstances (including our action or inaction) that give rise to the conditions and we may, in our reasonable discretion, waive any of the conditions listed above, in whole or in part, before the expiration date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted by us at any time prior to the expiration of our offer. However, all conditions, other than those involving the receipt of necessary government approvals, must be satisfied or waived before the expiration of our offer. Any determination or judgment by Bogen concerning the events described above will be final and binding on all parties.

7.     Price Range of Shares; Dividends.

        Our shares are listed and principally traded on the Nasdaq National Market System under the symbol "BOGN." The high and low sales prices per share on the Nasdaq National Market System as compiled from published financial sources for the periods indicated are listed below:

	High	Low
January 1 to March 31, 2001	$6.00	$3.10
April 1 to June 30, 2001	3.80	2.50
July 1 to September 30, 2001	3.20	1.74
October 1 to December 31, 2001	3.54	2.25
January 1 to March 31, 2002	$3.50	$2.80
April 1 to June 30, 2002	3.85	2.77
July 1 to September 30, 2002	5.92	3.61
October 1 to December 31, 2002	4.17	4.07
January 1 to March 31, 2003	$4.39	$3.30
April 1 to June 30, 2003	4.20	3.50
July 1 to September 30, 2003	4.44	3.50

        On October 31, 2003, the last full trading day on the Nasdaq National Market System prior to our announcement of our offer, the closing per share price of our common stock on the Nasdaq National Market System was $4.15. On November 6, 2003, the closing price per share of our common stock on the Nasdaq National Market was $4.90. We urge stockholders to obtain current quotations of the market price of the shares.

        Dividends.    We have not declared any dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. Under the terms of the loan with KeyBank to partially finance the tender offer, we must comply with all of the covenants under the loan agreement and maintain a fixed charge coverage ratio in excess of 1.05 to 1 to be permitted to make a dividend payment.

        Prior Share Purchases.    On November 5, 2001, we initiated a modified dutch auction tender offer for the purchase of 1,500,000 shares of our common stock, with a price range of $2.50 to $3.00. On December 4, 2001, we accepted 1,012,211 shares of common stock for purchase at a price of $3.00 per share.

        On July 3, 2002 we completed the purchase of 1,607,174 shares of our common stock at a price of $4.00 per share in privately negotiated transactions from the stockholder group affiliated with Dinan Management, L.L.C. and the stockholder group affiliated with Scoggin Capital Management, L.P. Mr. Daniel Schwartz, a director of Bogen, is a director of Research and Managing Director of Yale Capital Management, L.P. and a partner of Dinan Management, L.L.C., and took no part in the consideration and approval by the Board of the transaction with the Dinan Management, L.L.C. group.

        On July 16, 2002, we commenced a tender offer for the purchase of 2,500,000 shares of our common stock at a price of $4.00 per share. On August 13, 2002, we accepted 2,645,178 shares of common stock for purchase at a price of $4.00 per share.

8.     Identity and Background of Certain Persons; Beneficial Ownership of Executive Officers and Directors.

        Business and Background.    Certain information about members of our Board of Directors and executive officers is set forth below. Unless otherwise noted, the address and telephone number of each person is the same as that of Bogen and each individual is a United States citizen.

  Directors

        Kasimir Arciszewski, age 53, is the Co-Founder and Co-Managing Director of Speech Design GmbH ("Speech Design"), a wholly owned subsidiary of Bogen, since 1983 and has served as a director of Bogen since May 20, 1998. Mr. Arciszewski is responsible for Speech Design's strategic planning, sales and financial activities. Mr. Arciszewski also has been the Chief Executive Officer and President and a director of SDI since its formation in September 2001. From 1975 through 1982, Mr. Arciszewski was with the Giesecke & Devrient Group ("G&D"), an international market leader in central bank automation products. From 1979 through 1982, Mr. Arciszewski was responsible for marketing support of G&D's sales to major central banks in Europe. Mr. Arciszewski received his Bachelor of Science in Electronics Engineering in 1975 from the Chalmers University of Technology in Goteborg, Sweden. Mr. Arciszewski is a German citizen. His business address is: Speech Design GmbH, Industriestrasse 1, Germering, Germany.

        David L. DelBrocco, age 50, was elected to the Board of Directors in May 2003. Mr. DelBrocco is currently the Managing Principal of DelBrocco & Associates, a Firm of Certified Public Accountants he established in 1990, specializing in auditing and assisting organizations to become more effective, build sound accounting and reporting systems, improve profitability, define strategic and operational objectives, implement operational plans, integrate personal, strategic and operational objectives, and integrate personal, estate, family and business objectives. His business experience includes six years as CFO of Day Companies, Inc. a diversified manufacturing and investment company in Memphis, Tennessee, and nine years of public accounting in Memphis, Tennessee with Deloitte and Touche as a Senior Manager, departing from there to found DelBrocco & Associates. Mr. DelBrocco currently serves on the board of the Wade Fund, Inc. (a regulated investment company), is Secretary of Executive Committee and Board Member of The Leadership Institute of Memphis, Inc., is past Treasurer and Board Member of Memphis Rotary Club, is past Treasurer and Board Member of Memphis Chapter of Tennessee Society of CPAs, is past Chairman of the Memphis Chapter of the March of Dimes, Board Member of Theatre Memphis and Board Member of Memphis Chapter of Habitat for Humanity. Mr. DelBrocco received a B.B.A degree in Accountancy from Memphis State University in 1974 and became a CPA in 1976. Mr. DelBrocco's business address is 4735 Spottswood Avenue, Suite 204, Memphis, Tennessee.

        Michael P. Fleischer, age 47, has been the President and a director of Bogen since 1997 and serves as an alternate to Mr. Guss on the Executive Committee of the Board of Directors. Mr. Fleischer is currently on a leave of absence, although he will continue to serve as a member of the board of directors. During his leave of absence, Mr. Fleischer will be working for the U.S. Department of Defense. We anticipate, although we can make no assurances, that he will return to his position as President in late 2004. Prior to 1997, Mr. Fleischer's principal business activity was as President of the parent of Ekco/Glaco, an industrial manufacturing and service business. From 1994 to 1995, Mr. Fleischer was a director of Alliant Techsystems Inc., a publicly-held company and a leading developer of space launch vehicles and defense products ("Alliant"). Since May 1990, Mr. Fleischer has been a principal, the Chief Executive Officer and a director of Active Management Group, Inc. ("AMG"), a firm that provides turnaround management services. Prior to 1990, Mr. Fleischer was a senior consultant with McKinsey & Co. He also served for four years as a Foreign Service Officer and was Staff Assistant to the Undersecretary of State of the United States. Mr. Fleischer is a 1985 graduate of the Harvard Business School and a 1978 graduate of Colgate University.

        Jonathan Guss, age 44, has been the Chief Executive Officer and a director of Bogen since 1997 and is currently a member of the Executive Committee of the Board of Directors. Mr. Guss is serving as President during Mr. Fleischer's leave of absence. Mr. Guss also has served as the Chairman of the Board of Directors of SDI since its formation in September 2001. Since May 1990, Mr. Guss has been a principal and President of AMG. Prior to 1997, Mr. Guss' principal business activity was as Chief Executive Officer of Ekco/Glaco, an industrial manufacturing and service business. Mr. Guss has been a director of Alliant Techstystems since August 1994, and serves on Alliant's Executive and Finance Committee and Nominating Committee. From September 1985 until May 1990, Mr. Guss was a consultant at Booz, Allen & Hamilton. Mr. Guss is a 1985 graduate of the Harvard Business School and a 1981 graduate of Reed College.

        Zivi R. Nedivi, age 45, has served as a director of the Bogen since 1997 and is currently a member and Chair of the Compensation and Audit Committees of the Board of Directors. Mr. Nedivi is the President and Chief Executive Officer of Kellstrom Aerospace LLC, which is the successor to Kellstrom Industries, Inc, a publicly-traded inventory management company in the aviation industry ("Kellstrom"). On February 20, 2002, Kellstrom filed a petition seeking protection under the federal bankruptcy laws. Mr. Nedivi was President, Chief Executive Officer and a director of Kellstrom from June 22, 1995 until its reorganization. Mr. Nedivi was the founder, President and Chief Executive Officer of Kellstrom's predecessor company, an indirect, wholly owned subsidiary of Rada Electronic Industries Ltd., from its establishment in 1990 until June 1995. A graduate of the Israel Air Force Academy, Mr. Nedivi served in the Israeli Air Force as an F-15 fighter pilot for seven years and held the rank of major. Mr. Nedivi's business address is 3701 Flamingo Road, Miramar, Florida.

        Jeffrey E. Schwarz, age 45, has served as non-executive Co-Chairman of the Board of Directors of Bogen since 1997 and is currently a member of the Executive, Compensation and Audit Committees of the Board of Directors. He also has served as a director of SDI since its formation in September 2001. Since July 1992, Mr. Schwarz has been the Chief Executive Officer of Metropolitan Capital Advisors, Inc. ("Metropolitan"), an investment management firm. Mr. Schwarz serves as a director of two private companies that are affiliated with Metropolitan, KJ Advisors Inc. and MCIII, Inc. From 1997 to 1999, Mr. Schwarz served as a Director of e-SIM Ltd. (formerly known as Emultek Ltd.), a Nasdaq traded provider of simulation technology and web-based solutions to the consumer electronics industry. Mr. Schwarz graduated summa cum laude from the University of Pennsylvania's Wharton School, earning his B.S. in Economics in 1980 and his M.B.A. in 1981. Mr. Schwarz's business address is 660 Madison Avenue, New York, New York.

        Yoav Stern, age 50, has served as a director of Bogen since 1995 and non-executive Co-Chairman of the Board of Directors since 1997 and is currently a member of the Executive and Compensation Committees of the Board of Directors. From March to August 1995, Mr. Stern served as Co-Chief Executive Officer and Co-President of Bogen. Mr. Stern served as Co-Chairman and Chief Executive Officer of Kellstrom, from its inception in December 1993 until June 1995 and was the Chairman of the Board of Kellstrom until 2002. On February 20, 2002, Kellstrom filed a petition seeking protection under the federal bankruptcy laws. Mr. Stern is currently a Director of Kellstrom Aerospace LLC, the successor to Kellstrom, and a Director of Euro-Trade Bank Limited, located in Tel-Aviv, Israel. From January 1993 to September 1993, Mr. Stern was President and, from January 1992 until May 1995, a director of WordStar International, Inc., which was engaged in research and development and worldwide marketing and distribution of software for business and consumer applications. Mr. Stern served in the Israeli Air Force as a fighter pilot, avionics systems officer, commander of Operational Training Unit and a Deputy Squadron Commander. Mr. Stern earned a Practical Engineering Diploma in advanced mechanics and automation from ORT Technological College, Israel, in 1973, graduated from the Israel Air Force Academy in 1975 and received a B.S. in Mathematics and Computer Science from Tel Aviv University in 1985. Mr. Stern is an Israeli citizen. His business address is 340 Sunset Drive, Suite 1801, Fort Lauderdale, Florida.

  Other Executive Officers

        Maureen A. Flotard, age 44, has served as Bogen's Vice-President-Finance and Chief Financial Officer since April 2000 and has served as Bogen's Corporate Controller since January 3, 2000. Ms. Flotard has also served as the Chief Financial Officer, Treasurer and Secretary of SDI since its formation in September 2001. Prior to joining Bogen, Ms. Flotard served as Vice President-Business Development at Russ Berrie and Company, Inc. ("RB&C"), a publicly-traded company and manufacturer of gift products, from December 1997 to November 1999, and as its Corporate Controller and Director of Financial Planning during her 14 year tenure with RB&C. Ms. Flotard is a certified public accountant and member of the American Institute of Certified Public Accountants and Institute of Management Accountants.

        Hans Meiler, age 56, is the Co-Founder and has been Co-Managing Director of Speech Design since 1983. Mr. Meiler is in charge of Speech Design's operations, including engineering, manufacturing and quality assurance. From 1978 through 1982, Mr. Meiler led an electronics development team at G&D. Mr. Meiler received an undergraduate degree in Electrical Engineering from Munich University in 1970. Mr. Meiler is a German citizen. His business address is: Speech Design GmbH, Industriestrasse 1, Germering, Germany.

        Our above-listed directors and executive officers have neither been convicted in any criminal proceeding during the past five years nor been parties to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities law.

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 31, 2003 for each of our executive officers and directors. The business address of each director and executive officer, except as otherwise noted above, is: 50 Spring St., Ramsey, New Jersey. Except as otherwise noted, each person listed below has sole voting and dispositive power with respect to the shares of common stock listed next to such person's name.

Name and Address	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock
Jonathan Guss	609,046	(2)	10.8%
Michael P. Fleischer	608,527	(3)	10.8
Maureen A. Flotard	24,340	(4)	*
Kasimir Arciszewski	292,657	(5)	5.6
Hans Meiler	120,000	(6)	2.3
David L. DelBrocco	3,750	(7)	*
Zivi R. Nedivi	184,926	(8)	3.5
Jeffrey E. Schwarz	1,470,392	(9)	28.2
Yoav Stern	216,591	(10)	4.1
Metropolitan Capital Advisors, Inc. 660 Madison Avenue New York, New York 10021	825,043		15.8
Highbridge Capital Corporation The Residence, Unit No. 2 South Church Street Grand Cayman, Cayman Islands British West Indies	725,473		13.9
All Directors and Executive Officers as a group (9 persons)	3,456,934	(11)	54.9%

*
Less than 1%

(1)
For purposes of this table, a person or group of persons is deemed to be the "beneficial owner" of any shares that such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security that such person or persons has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for purpose of computing the percentage ownership of any other person.

(2)
Includes 117,000 shares of common stock held directly by Mr. Guss and all 73,295 shares held by D&S Capital, LLC. Mr. Guss owns a 50% equity interest in D&S Capital, LLC. Also includes 418,066 shares of common stock subject to currently exercisable options and 685 shares of common stock beneficially owned by Mr. Guss through Bogen's 401(k) plan.

(3)
Includes 117,167 shares of common stock held directly by Mr. Fleischer and all 73,295 shares held by D&S Capital, LLC. Mr. Fleischer owns a 50% equity interest in D&S Capital, LLC. Also includes 418,065 shares of common stock subject to currently exercisable options.

(4)
Includes 20,000 shares of restricted stock, 17,500 of which were in exchange for all of her outstanding options and 4,340 shares of common stock beneficially owned by Ms. Flotard through Bogen's 401(k) plan.

(5)
Includes 20,000 shares of restricted stock.

(6)
Includes 20,000 shares of restricted stock.

(7)
Includes 3,750 shares of common stock subject to currently exercisable options.

(8)
Includes 59,063 shares of common stock held by Mr. Nedivi directly. Also includes 125,863 shares of common stock subject to currently exercisable options.

(9)
Includes 1,470,392 shares of common stock which Mr. Schwarz may be deemed to beneficially own as a result of being a director, executive officer and controlling stockholder of (i) Metropolitan Capital Advisors, Inc., the general partner of Metropolitan Capital Advisors, L.P., the general partner of Bedford Falls Investors, L.P. ("Bedford Falls"), the holder of 825,043 shares of common stock, (ii) Metropolitan Capital III, Inc., the general partner of Metropolitan Capital Advisors III, L.P., which serves as the investment advisor for Metropolitan Capital Advisors International Ltd. ("Metropolitan International"), which holds 265,315 shares of common stock and (iii) KJ Advisors, Inc. ("KJ Advisors"), the general partner of Metropolitan Capital Partners II, L.P., the holder of 85,600 shares of common stock in managed accounts. Also includes 112,744 shares held by BGN Investors, LLC ("BGN"). Mr. Schwarz serves as the managing member of BGN. Mr. Schwarz disclaims beneficial ownership of the shares beneficially owned by Bedford Falls, Metropolitan International, KJ Advisors and BGN, other than through his positions with such entities. Also includes 5,000 shares of common stock held by a trust established for certain of Mr. Schwarz's family members and 10,000 shares of common stock held by a charitable foundation established by Mr. Schwarz. Mr. Schwarz disclaims beneficial ownership of the shares held by the trust and the charitable foundation. Also includes 136,690 shares of common stock held directly by Mr. Schwarz and 30,000 shares of restricted stock.

(10)
Includes 90,728 shares of common stock held by a separate family trust established by Mr. Stern. Also includes 125,863 shares of common stock subject to currently exercisable options.

(11)
For purposes of calculating the shares of common stock held by all directors and executive officers of Bogen as a group, shares of common stock held by, or issuable within 60 days to, D&S Capital, LLC were only counted once, even though beneficial ownership of such shares may have been reported by more than one member of the group.

        Three directors and an executive officer of our Speech Design subsidiary have advised us that they may tender shares into our offer, for themselves or for accounts for which they have control. All of our other officers and directors have advised us that they do not intend to tender any of their shares in our offer. See "Introduction."

        As of November 6, 2003, approximately 141,750 shares of Bogen common stock were held in trust under the name of Bogen Communications International, Inc. 401(k) plan (the "Plan") for the benefit of Plan participants and beneficiaries. 16,425 of these shares, which were purchased with elective salary deferrals contributed by the individual participants to the Plan, are allocated to individual participant accounts maintained under the Plan; the remaining 125,325 shares constitute employer contributions or purchases made with employer contributions. Bogen is the trustee of the Plan. Individual Plan participants will decide whether or not to tender those shares, if any, allocated to their individual Plan accounts. In its capacity as Plan trustee, Bogen, acting by and through its board of directors, will decide whether or not to tender the remaining 125,325 shares held by the Plan, i.e., the shares constituting employer contributions or purchased with employer contributions. The board has not yet convened as Plan trustee to make that decision.

        Transactions.    During the past two years, we have engaged in various transactions with, have provided compensation to, and have been a party to various option restricted stock and other agreements with certain of our directors, executive officers and affiliates, as described in our proxy statement dated April 11, 2003 under the headings "Executive Compensation," "Compensation of Directors," "Employment Contracts," and "Other Compensation Matters." In addition, on July 3, 2002, we completed the repurchase of an aggregate of 1,607,174 shares at a price of $4.00 per share from the stockholder group affiliated with Dinan Management, L.L.C. (of which Mr. Daniel Schwartz, a former director of Bogen, is an affiliate) and from the stockholder group affiliated with Scoggin Capital Management, L.P.

        Significant Corporate Events, Negotiations and Contacts.    During the past two years, neither we nor any of our directors, executive officers or affiliates have entered into any negotiations, transactions or material contacts with respect to any merger, consolidation, acquisition, tender offer for or other acquisition of a class of our securities, election of our directors or sale or other transfer of a material amount of our assets, except as described in Section 1 of "Special Factors."

        Agreements Involving Our Securities.    We and our directors, executive officers and affiliates are parties to various agreements, arrangements and understandings with respect to our securities, including our Stock Incentive Plan and various option and warrant agreements, as described above under the heading "Transactions" and as described in our Proxy Statement dated April 11, 2003.

9.     Source and Amount of Funds.

        Required Funding.    Assuming 2,000,000 shares are tendered in our offer, we will need a maximum of $10.0 million, plus fees and expenses, to purchase 2,000,000 shares in our offer at $5.00 per share. We expect that our fees and expenses for our offer will be about $100,000. We will use available cash, together with borrowings of up to $8.5 million to pay these costs.

        On October 27, 2003, we executed a commitment letter with KeyBank whereby KeyBank committed to loan us up to $8.5 million in the form of a five-year term loan to partially finance the purchase of shares of common stock in the tender offer. KeyBank's commitment letter is not an agreement to lend any funds and is contingent on certain factors. The commitment letter sets forth the following items:

        Interest Rate.    The interest rate will be at either the KeyBank Prime Rate, or One Month LIBOR plus the applicable margin, which through at least June 30, 2004 will be 2.75%. The margin will adjust based on our total leverage ratio on the first day of the third month in any calendar quarter and shall then remain in effect for the ensuing three months.

        Conditions under the Commitment Letter.    KeyBank will have a lien on all of our assets, including the pledge of shares in our domestic affiliates and a continuation of the pledge of our ownership interest in Speech Design. We must provide annual audited and quarterly unaudited financial statements to KeyBank and must meet specified financial covenants as measured on a rolling four quarter basis for total leverage ratio, fixed charge coverage ratio and minimum EBITDA, based on the consolidated financial results of our domestic operations. Other standard negative covenants will apply.

        While we believe that other lending institutions would be willing to fund the tender offer, we have not secured any commitments from such other institutions and we cannot assure you that we would be successful in securing other funding. We are prepared to fund up to $2.0 million of the required amount to complete the tender offer from our general corporate funds. We intend to repay the borrowed funds with funds generated in the ordinary course of business.

10.   Information About Us.

        We develop, produce and sell sound processing equipment, telecommunications peripherals and Unified Messaging products and services through our direct subsidiaries.

        Our United States business develops, manufactures, and distributes commercial telecommunications and audio products through our subsidiary, Bogen Corporation and through our subsidiaries, Bogen Communications, Inc. and Apogee Sound International, LLC.

        Our European business develops, manufactures, and markets voicemail systems and Unified Messaging products and services through Speech Design International, Inc. and through SDI's subsidiaries, Speech Design GmbH, based in Germany, Speech Design Carrier Systems GmbH, based in Germany, Satelco AG, based in Switzerland, and Speech Design (Israel) Ltd., based in Israel.

        Bogen focuses on commercial and engineered sound equipment and telecommunication peripherals for the voice and sound processing market. For almost 70 years, Bogen has been a leader in commercial amplifiers, speakers and intercom systems for background and foreground music applications, as well as for security and educational applications, and since 1991, has produced voice-processing systems, including message/music-on-hold systems. Bogen's products are sold primarily through a network of distributors, dealers and contractors.

        Speech Design focuses on digital voice processing systems for the mid-sized private branch exchange market, targeting the underdeveloped, but growing, European voice processing market. With the launch in late 1995 of its product family called "Memo," Speech Design has added innovative non-PC based voice mail systems to its existing line of telecommunication peripheral products, which includes voice-mail, automated attendants, digital announcers and message/music-on-hold systems. In late 1998, Speech Design introduced the Teleserver Pro range of modular, higher-end (2-8 ports) voice and call processing peripherals. In addition to a higher capacity voice mail than possible with Memo, Teleserver also offers LAN connectivity to PC networks and automatic call distribution functionality. In 1999, Speech Design added Unified Messaging products and services, through its flagship product Thor™. Thor improves communications within any enterprise and delivers value-added services to Internet service providers, as well as mobile and fixed-line network operators. Thor integrates fax and voice-mail into an existing e-mail environment, and e-mail and fax into the mobile-phone environment.

        Speech Design sells through leading European telephone switch manufacturers in Germany, and through major independent dealers outside Germany. Speech Design's Thor unified messaging system in its enterprise version is sold through switch manufacturers and IT system integrators. In addition, Thor unified messaging services and platforms are sold to mobile and fixed-line carriers and Internet service providers.

        Bogen is a Delaware corporation whose principal executive offices are located at 50 Spring Street, Ramsey, New Jersey 07446 and its telephone number is (201) 934-8500.

        Financial Statements.    The financial statements contained at Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 7, 2003, and at Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the Securities and Exchange Commission on November 10, 2003 are incorporated herein by reference.

        Summary Financial Information.    The following summary historical consolidated financial information has been derived from our audited financial statements for the years ended December 31, 2002 and 2001 and from our unaudited financial statements for the nine months ended September 30, 2003 and 2002 and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation of the financial position and results of operations for such periods. The summary information should be read in conjunction with the consolidated financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and our Annual Report on Form 10-K for the year ended December 31, 2002, and is qualified in its entirety by such statements. Copies of these reports may be obtained as described below.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001
	(In thousands, except per share amounts)
Statement of Operations Data:
Net sales	$40,336	$44,741	$59,077	$57,143
Gross profit	17,729	21,182	27,680	26,965
Income (loss) from operations	(317)	3,064	3,095	(1,421)
Net income (loss)	42	2,008	1,999	(728)
Income (loss) from operations per common share—basic	$(0.06)	$0.36	$0.41	$(0.14)
Income (loss) from operations per common share—diluted	$(0.06)	$0.36	$0.40	$(0.14)
Net income (loss) per common share—basic	$0.01	$0.24	$0.26	$(0.07)
Net income (loss) per common share—diluted	$0.01	$0.24	$0.26	$(0.07)
Ratio of earnings to fixed charges	N/A	28.84x	26.47x	N/A
Deficiency in earnings to fixed charges	$(341)	—	—	$(1,261)
		At December 31,
	At September 30, 2003
		2002	2001
	(In thousands, except per share amounts)
Balance Sheet Data:
Current assets	$24,756	$26,133	$35,241
All other assets	20,144	19,800	20,566
Current liabilities	8,736	10,980	7,630
All other liabilities	367	379	431
Book value per share—basic	$6.87	$6.63	$5.25

        Summary Unaudited Pro Forma Consolidated Financial Information.    The following summary unaudited pro forma consolidated financial information for the nine months ended September 30, 2003 and the year ended December 31, 2002 has been adjusted for certain costs and expense to be incurred as a result of the purchase of 2,000,000 shares pursuant to this tender offer. The income statement gives effect to the purchase of shares as of the beginning of each period presented. The balance sheet data give effect to the purchase of shares as of the balance sheet date. Effect has been given to the costs to be incurred in connection with the offer, which are estimated to be approximately $100,000. Such costs will be included as part of the cost of the shares repurchased.

        The summary unaudited pro forma consolidated financial information should be read in conjunction with the summary historical consolidated financial information included in this document. The pro forma income statement data and balance sheet data are not necessarily indicative of the financial position or results of operations that would have been obtained had the offer been completed as of the dates indicated or that may be attained in the future.

	Nine Months Ended September 30, 2003		Year Ended December 31, 2002
	Historical	Pro forma	Historical	Pro forma
	(In thousands, except per share amounts)
Statement of Operations Data:
Net sales	$40,336	$40,336	$59,077	$59,077
Gross profit	17,729	17,729	27,680	27,680
Income (loss) from operations	(317)	(323)	3,095	3,088
Net income (loss)	42	(149)	1,999	1,761
Income (loss) from operations per common share—basic	$(0.06)	$(0.10)	$0.41	$0.55
Income (loss) from operations per common share—diluted	$(0.06)	$(0.10)	$0.40	$0.54
Net income (loss) per common share—basic	$0.01	$(0.05)	$0.26	$0.31
Net income (loss) per common share—diluted	$0.01	$(0.05)	$0.26	$0.31
Ratio of earnings to fixed charges	N/A	N/A	26.47x	6.35x
Deficiency in earnings to fixed charges	$(341)	$(964)	—	—
	At September 30, 2003
	Historical	Pro Forma
	(In thousands, except per share amounts)
Balance Sheet Data:
Current assets	$24,756	$22,901
Other assets	20,144	20,181
Current liabilities	8,736	9,564
Other liabilities	367	7,821
Book value per share—basic	$6.87	$8.00

        We made the following assumptions in preparing the summary unaudited pro forma consolidated financial information:

  •
  Assumes that two million shares are repurchased at $5.00 per share.

  •
  Costs directly related to the tender offer are assumed to be $100,000, and are included in the costs of repurchased shares.

  •
  Assumes the $10.0 million stock purchase costs and related transaction costs of $100,000 will be financed with the proceeds from a $8.5 million five-year term loan and $1.6 million of cash.

  •
  Interest expense on the $8.5 million five-year term loan is calculated based on a committed rate of 5% and an average outstanding balance of $8.0 million. Aggregate interest expense of $363,000 includes $16,000 for interest income forfeited due to use of $1.6 million of cash to finance the purchase of shares assuming interest income would have been earned at a rate of 1.0%.

  •
  Assumes deferred finance costs, estimated at $37,000, are amortized over five years, the term of the loan.

  •
  The assumed income tax rate applicable to pro forma adjustments was consistent with the rate for each of the respective historical periods.

  •
  Pro forma net income (loss) per common share—basic is based on the weighted average number of shares of common stock outstanding during each period, decreased by the two million shares assumed purchased. Pro forma net income (loss) per common share—diluted is based on the weighted average number of shares of common stock outstanding during each period, adjusted for the dilutive effect of shares issuable under outstanding stock options.

  •
  The pro forma ratio of earnings to fixed charges was computed by dividing the sum of (i) income from continuing operations before taxes, (ii) interest expense and (iii) fixed lease charges by the sum of (i) interest expense and (ii) fixed lease charges.

        Where You Can Find More Information.    We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with these requirements, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the Securities and Exchange Commission. We have also filed a Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer.

        The reports, proxy statements and other information we file can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549; and at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. Copies of this material may also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, from the Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. These reports, proxy statements and other information concerning us also can be inspected at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20549. The reference to the URL of the Securities and Exchange Commission's web site is intended to be an inactive textual reference only.

        Incorporation by Reference.    The Securities and Exchange Commission allows us to "incorporate by reference" information into this offer to purchase. This means we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this offer to purchase, except for any information that is superceded by information that is included directly in this document.

        This offer to purchase incorporates by reference the documents listed below that we have previously filed with the Commission. The documents contain important information about us and our financial condition:

  Annual Report on Form 10-K for the year ended December 31, 2002
  Quarterly Report on Form 10-Q for the three months ended March 31, 2003
  Quarterly Report on Form 10-Q for the three months ended June 30, 2003
  Quarterly Report on Form 10-Q for the three months ended September 30, 2003
  Definitive Proxy Statement dated April 11, 2003

        We incorporate by reference additional documents that we may file with the Commission between the date of this offer to purchase and the date the offer proration period and withdrawal rights expire. These documents include periodic reports, such as Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and proxy statements.

        You can obtain any of the documents incorporated by reference in this document through us or from the Securities and Exchange Commission's website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this offer to purchase. You can obtain documents incorporated by reference in this offer to purchase by requesting them in writing or by telephone from Bogen Communications International, Inc., 50 Spring Street, Ramsey, New Jersey 07446; 201-934-8500. Please be sure to include your complete name and address on your request. If you request any documents incorporated by reference, we will mail them to you by first class mail, or another equally prompt means, within two (2) business days after receiving your request. Other than as set forth above, we have made no provisions with respect to the tender offer to grant unaffiliated security holders access to our corporate files or to obtain counsel or appraisal services at our expense.

11.   Effects of Our Offer on the Market for Shares; Registration Under the Securities Exchange Act of 1934.

        Our purchase of shares in our offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our stockholders. Upon completion of the tender offer, we will file the appropriate paperwork with the SEC in order to terminate the registration of our common stock under the Exchange Act. The termination of the registration of the common stock under the Exchange Act will substantially reduce the information required to be furnished by us to holders of our common stock and to the SEC and will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirements of furnishing a proxy statement in connection with stockholders meetings and the filing of annual, quarterly and current reports, no longer applicable to us. In addition, "affiliates" of Bogen and persons holding "restricted securities" of Bogen may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended. Shortly after we file the certification deregistering the common stock with the SEC, the Nasdaq National Market will take steps to delist the common stock. After the common stock is delisted, quotations may only be available in the "pink sheets," where trading is limited and sporadic. We will cancel the shares of common stock purchased in the tender offer and will return them to the status of authorized but unissued stock.

12.   Legal Matters; Regulatory Approvals.

        Except as described in this document, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by our offer. Should any such approval or other action be required, we currently contemplate that we will seek approval or such other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered in response to our offer pending the outcome of any of these matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.

        Our obligation to accept for payment and pay for shares under our offer is subject to various conditions. See Section 6 of "Bogen's Tender Offer."

13.   Extension of Our Offer; Termination; Amendment.

        We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 of "Bogen's Tender Offer" occur or are deemed by us to have occurred, to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of the extension. We also reserve the right, in our reasonable discretion, to terminate our offer and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 of "Bogen's Tender Offer" by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

        Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 of "Bogen's Tender Offer" occur or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement. The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

        Any public announcement made under our offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Business Wire or another comparable news service.

        If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rule 13e-4 promulgated under the Securities Exchange Act of 1934. This rule and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

  •
  increase or decrease the price to be paid for the shares,

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  increase the number of shares being sought in our offer, and such increase in the number of shares being sought exceeds 2% of our outstanding shares, or

  •
  decrease the number of shares being sought in our offer,

and our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 13, then our offer will be extended until the expiration of a period of ten business days.

14.   Fees and Expenses.

        We have retained MacKenzie Partners, Inc. to act as information agent and Continental Stock Transfer & Trust Company to act as depositary in connection with our offer. The information agent may contact holders of shares by mail, telephone, facsimile and electronic means and in person and may request that brokers, dealers, commercial banks, trust companies and other nominee stockholders forward materials relating to our offer to beneficial owners. The information agent and the depositary will each receive reasonable and customary compensation for their services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with our offer, including certain liabilities under the federal securities laws.

        We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under our offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding our offer and related materials to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of our information agent or depositary for purposes of our offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in Section 4 of "Bogen's Tender Offer" hereof and in Instruction 6 of the letter of transmittal.

        The estimated costs and fees to be paid by us in connection with the offer are as follows:

Legal fees	$60,000
SEC filing fee	1,000
Printing and mailing expenses	15,000
Depositary fee	5,000
Information agent fee	7,000
Out-of-pocket and miscellaneous	12,000

Total	$100,000

15.   Miscellaneous.

        We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make our offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require our offer to be made by a licensed broker or dealer, our offer shall be deemed to be made on our behalf by or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        In accordance with Rules 13e-3 and 13e-4 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO that contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 of "Bogen's Tender Offer" with respect to information concerning us.

        We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares in our offer. We have not authorized any person to provide any information or make any representation in connection with our offer, other than those contained in this offer to purchase or in the letter of transmittal. You must not rely upon any recommendation, information or representation that is given or made to you as having been authorized by Bogen or the information agent.

                      BOGEN COMMUNICATIONS INTERNATIONAL, INC.

November 10, 2003

The depositary for our offer is:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By Overnight Delivery or By Hand Delivery:	Express Mail:	By First Class Mail:
Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor Attention: Reorganization Dept. New York, NY 10004	Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor Attention: Reorganization Dept. New York, NY 10004	Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor Attention: Reorganization Dept. New York, NY 10004

        Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each Bogen stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the depositary at its address set forth above.

        Any questions or requests for assistance may be directed to the information agent at its telephone numbers or addresses set forth below. Requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning our offer. To confirm delivery of shares, stockholders are directed to contact the depositary.

        The Information Agent for Our Offer is:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
(212) 929-5500 (call collect)
or
Toll-Free (800) 322-2885

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Offer to Purchase for Cash 2,000,000 Shares of its Common Stock
SUMMARY
TABLE OF CONTENTS
IMPORTANT PROCEDURES
FORWARD-LOOKING STATEMENTS
SPECIAL FACTORS
BOGEN'S TENDER OFFER